EXHIBIT 10.9
                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT, effective the lst day of August, 1996, by and between Plastigone Technologies, Inc., a Florida corporation, having its principal office at 2814 South Street, Ft. Myers, Florida, 33916, (the "Corporation"), and Ron Davis, an individual residing at 1992 Allen Court Drive, Germantown, Tennessee, 38139, (the "Employee").

                                    Recitals
                                    --------

     WHEREAS, the Employee has been employed by the Corporation for more than two years; and

     WHEREAS, the Corporation desires that the Employee continue to be employed by it and provide executive management and business development services to it and the Employee is willing to be so employed and to render such services to the Corporation, all upon the terms and conditions set forth in the Agreement.

     NOW, THEREFORE, for and in consideration of the promises recited in this Agreement, and other good and valuable consideration set forth in this Agreement, Corporation and Employee agree as follows:

                                    Agreement
                                    ---------

     1. Employment. Subject to and upon the terms and conditions in this Agreement, the Corporation hereby agrees to continue to employ the Employee and the Employee agrees to continue in the employ of the Corporation for the period set forth in paragraph 4 below and to render to the Corporation the services described in paragraph 2 below.

     2. Duties and Responsibilities. The Employee shall serve as the President and Chief Executive Officer of the Corporation and shall be subject only to the authority and direction of the Board of Directors of the Corporation (the "Board"). The Employee shall be responsible for providing those services which are customarily performed by the President and Chief Executive Officer of a corporation, but shall be primarily responsible for developing and marketing a line of specialty products and for creating an organization and management team which will successfully support the business of the Corporation and maximize its value. The Employee's specific responsibilities shall include, but not be limited to, providing strategic-and business development planning; developing and managing domestic and foreign product distribution; providing capital and cash flow management; hiring, managing and terminating, if necessary, all employees; negotiating and signing all corporate contracts, managing all banking relationships; ensuring that all reports to regulatory authorities are completed and filed on a timely basis; ensuring that all products are marketed in accordance with applicable governmental regulations; and completing annual budgets for approval of the Board. if elected, he shall serve on the Board of, Directors. The Employee agrees to devote his full time and attention during regular business hours to the performance of his duties and responsibilities hereunder, subject to the proviso at the end of the first sentence of paragraph 10.

     3.   Annual Compensation.

          a. The Employee shall be paid an annual base salary by the Corporation of One Hundred Thirty-Five Thousand Dollars ($135,000), the incentive compensation provided for in paragraph b., and an annual bonus at year end as set from time to time by the Board. Base salary shall be paid on a bi-weekly basis. The Compensation Committee of the Board shall review the Employee's base salary, incentive compensation and bonus annually. The Corporation shall deduct all appropriate withholdings, FICA amounts and other payroll taxes from any payments made to the Employee.

          b. The Employee shall also be entitled to receive incentive compensation in an amount equal to 5% of the Annual Net Operating Income ("'NOI") of the Corporation. The Incentive Compensation shall be paid within seventy-five (75) days after the end of each fiscal quarter that this Agreement is in affect, provided, however, in the last year that this Agreement is in effect, NOI shall be calculated through the end of the fiscal quarter immediately following the termination of this Agreement. For purposes hereof, the NOI shall be defined as: Gross Profit less Selling, General and Administrative expenses ("SG&A"), as determined by the Corporation's independent certified public accountants; provided, however, that there shall not be included in SG&A for purposes of this calculation any deductions for depreciation, taxes, interest, consultants' fees, Commissions and financing expenses or any payments of any kind to the members of the Board.

          c. In consideration for the Employee's entering into this Agreement, the Corporation hereby agrees to issue to Employee without further consideration fifty thousand (50,000) shares of Common Stock of the Corporation which shall be fully paid and nonassessable. In addition, the Corporation awards to Employee in further consideration of entering into this Agreement: (1) Three Hundred Thousand (300,000) warrants exercisable immediately at $.20 per warrant; (2) One Million (1,000,000) warrants exercisable at $.25 per warrant (one-third to vest upon the execution of this Agreement and the balance to vest on January 2, 1997) ; and (3) in the event that during the term of this Agreement the Corporation acquires (x) by merger or consolidation, (y) all or substantially all of the assets of, or (z) a controlling interest in the voting stock of, another entity, the Corporation will award the Employee an additional One Million (1,000,000) warrants, exercisable at $.25 per warrant, which would be exercisable at the rate of one-third (1/3) immediately following the consummation of the acquisition; one-third (1/3) one year from the data of consummation of the acquisition; and the remaining one-third (1/3) two years from the date of consummation of the acquisition.

     4. Term. The term of this Agreement shall commence on August 1, 1996 and shall continue until July 31, 1999 unless terminated or renewed in accordance with the provisions of this Agreement. It will automatically renew on the same terms and conditions for additional one year terms on each August 1, commencing on August 1, 1999, unless it is terminated in writing by the Corporation, acting by vote of its Board or by the Employee, on at least sixty (60) days' prior written notice to the other.

     5. Credit Cards and Expenses. As soon as practical, the Employee will be provided with Corporation telephone and VISA credit cards. Employee agrees to make charges on these cards only for approved business of the Corporation. The Employee shall also be reimbursed for and entitled to advances (subject to repayment to the Corporation if not actually incurred by the Employee) with respect to only those business expenses incurred by him (i) which are reasonable and necessary for Employee to perform his duties under this Agreement; and (ii) for which the Employee has submitted vouchers and/or other receipts in accordance with policies established from time to time by the Corporation.

     6. Vacation. Employee shall be entitled to twenty (20) days of paid vacation per year which shall be taken at times mutually agreed upon by the Employee and the Corporation. Employee will follow and abide by all policies of vacation, holiday and sick leave established by the Corporation.

     7. Insurance and Other Benefits. Employee shall be provided health insurance benefits comparable to his existing coverage. The Corporation will also maintain in effect during the term of the Agreement Director and Officer Liability Insurance and Product Liability Insurance. The Employee shall also be entitled to participate in such other plans or programs as are from time to time generally made available to executives of the Corporation pursuant to the policies of the Corporation; provided, however, that the Employee shall be required to comply with the conditions contained in such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans. Under no circumstances shall Employee's current medical plan be amended or terminated except with express permission of Employee unless substituted by an amended plan made available to other executives of the Corporation.

     8.   Death and Disability

          a. This Agreement shall expire on the date of Employee's death, in which event, Employee's salary, reimbursable expenses and benefits owing to Employee through the date of the Employee's death shall be paid to his estate. Employee's estate shall also be entitled to incentive compensation calculated in accordance with the provisions of paragraph 3(b), and to any "Termination Compensation" otherwise payable to Employee pursuant to paragraph 12(c). In addition, Employee's estate shall also have the right to all warrants, in accordance with paragraph 3(c).

          b. If during the term of this Agreement, in the opinion of a duly licensed physician selected by the Corporation, the Employee, because of physical or mental illness or incapacity, shall become substantially unable to perform the duties and services required of him under this Agreement for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days in the aggregate during any nine month period, the Corporation, may, upon at least thirty (30) days prior written notice given at any time after the expiration of such one hundred twenty (120) day or one hundred eighty (190) day period, as the case may be, to the Employee of its intention to do so, terminate his employment as of such date as may be set forth in the notice. In case of such termination, the Employee shall be entitled to receive his salary, reimbursable expenses and benefits owing to the Employee through the date of termination. The Employee shall also be entitled to receive incentive compensation calculated in accordance with the provisions of paragraph 3(b) hereof.

     9. Confidentiality. The Employee acknowledges that all materials, forms, formulas, research, data, information, plans, specifications, advertising materials, work orders, contracts, policy statements, budgets, products, designs and other materials of the Corporation embody concepts and ideas which constitute valuable intellectual property and trade secrets (the "'Intellectual Property") which must be protected by covenants of confidentiality. The Employee shall not during or after the term of this Agreement divulge, publish, take for his own use, allow others to divulge or publish, or take for their own use, or permit to be divulged or published, or distribute or disclose the Intellectual Property directly or indirectly in any manner whatsoever to any persons, firms, corporations or other entities, except as permitted by the Corporation. All items, including but not limited to, research designs, ideas, products and plans developed by the Employee during the term of this Agreement shall be the exclusive property of the Corporation, and shall not be copied or retained by the Employee following termination of this Agreement.

     10. Covenant Not to Compete. The Employee covenants that he will not engage, directly or indirectly, alone or in conjunction with others, as an agent, Employee, investor, director, shareholder or partner in any business which provides products, information and/or services to the public which are competitive with those provided by the Corporation; provided, however, that the ownership by the Employee of 1% or less of the issued and outstanding shares of any class of securities which is traded on a national securities exchange or, in the over the counter market shall not constitute a breach of the provisions of this paragraph 10 or of the provisions of paragraph 2 hereof. Said covenant shall continue for the term hereof and for a one year period subsequent to the termination of this Agreement. Through the term of this Agreement and for a period of one year thereafter the Employee will not on his own behalf or on behalf of any other business enterprise, directly or indirectly, solicit or induce any creditor, customer, client, supplier, officer, employee or agent of the Corporation to sever his or its relationship with or leave the employ of the Corporation.

     11. Injunctive Relief. In the event of a breach or threatened breach of paragraphs 9 or 10 hereof, the parties agree that, because of the potential irreparable harm to the Corporation, the Corporation shall be entitled to an injunction restraining the Employee from disclosing such information or from engaging in such competitive activities; provided, however, nothing contained herein shall be construed to prevent the Corporation from pursuing any other remedies available to it for breach of either of said covenants, including recovery of damages from the Employee.

     12. Change in Control, Termination of Employment and Compensation in Event of Termination.

          a. For purposes hereof, a "Change in Control" shall be deemed to have occurred (i) if there has occurred a "change in control" as such term is used in
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect at the date hereof (hereinafter referred to as the "Act,") ; or (ii) if there has occurred a change in control as the term ""control" is defined in Rule 12(b)-2 promulgated under the Act; or (iii) when any "person" (as such term is defined in Sections 3 (a) (9) and 13 (d) (3) of the Act) becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the Corporation's then outstanding securities having the right to vote on the election of directors; or (iv) if the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation; or (v) if there has occurred a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation (within the meaning of Section 28OG(b)(2)(A) of the Internal Revenue Code of 1986, as amend (hereinafter referred to as the "Code")) ; or. (vi) when the individuals who are members of the Board on the date hereof shall cease to constitute at least a majority of the Board; provided, however, that any new director whose election to the Board or nomination for election to the Board by the Corporation's shareholders was approved by a vote of at least 50% of the directors then still in office, shall not be deemed to have replaced his or her predecessor.

          b. The Employee may terminate his employment at any time within 12 months after a Change in Control and any of the following events have occurred:
(A) an assignment to the Employee of any duties inconsistent with the status of the Employee's office and/or position with the Corporation as constituted immediately prior to the Change in Control or a significant adverse change in the nature or scope of the Employee' s authorities, powers, functions or duties as constituted immediately prior to the Change in Control, (B) a failure by the Corporation, after having received written notice from the Employee specifying a breach of any of its obligations to the Employee pursuant to this Agreement, to cure such breach within sixty (60) days after receipt of such notice, or (C) the headquarters of the Corporation is moved to a new location which is more than sixty (60) miles from its current location (unless Employee consents to move to such new location). An election by the Employee to terminate his employment following a Change in Control shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of this Agreement or any of the Corporation's employee benefit plans and arrangements. The Employee's continued employment with the Corporation for any period of time during the term of this Agreement after a Change in Control shall not be considered a waiver of any right he may have to terminate his Employment to the extent permitted under this subparagraph b. If the Corporation terminates the Employee without Cause within six months after a Change of Control has occurred, such termination shall be deemed an election by the Employee to terminate his employment pursuant to this paragraph 12. In the event of a termination under this paragraph 12, the Employee shall continue to have the obligations provided for in paragraphs 9 and 10 hereof.

          c. If the Employee's employment with the Corporation is terminated under subparagraph b., the Employee (i) shall continue to receive his compensation and benefits through the date as of which his employment is terminated (the "Termination Date") and, in addition thereto, (ii) shall be paid in a lump sum within thirty (30) days after the Termination Date, in cash, severance pay in an amount equal to the excess of 2.99 times the Employee' s "base amount," over the "present value" of any other "parachute payments" with respect to the Corporation which the Employee has received or to which he may be entitled, whether under this Agreement or otherwise (unless such other payment is waived in writing by the Employee within twenty (20) days after the Termination Date). Such lump sum severance payment is hereinafter referred to as the "Termination Compensation". For purposes of this Agreement, the term "base amount", "present value" and

"parachute payments" shall have the respective meanings set forth in Section 28OG of the Code as in effect on the date of the Change of Control, except that "parachute payments" shall be determined without regard to whether or not they equal or exceed three times the Employee's "base amount". The amount of Termination Compensation shall be determined, at the expense of the Corporation, by its regular independent certified public accountant immediately prior to the Change in Control (the "Accountant"), whose determination shall be conclusive and binding on the parties. Upon payment of the Termination Compensation and all accrued but unpaid compensation and benefits, this Agreement shall terminate (except for the Employee's obligations pursuant to paragraphs 9 and 10 hereof) and be of no further force or effect.

          d. After a Change in Control has occurred, the Corporation, will honor the Employee's exercise of the Employee's outstanding warrants in accordance with the terms of the Warrant Agreement under which they were issued. After a Change in Control has occurred and the Employee's Employment is terminated as a result thereof, the Employee (or his designated beneficiary or personal representative) shall also receive, except to the extent already paid pursuant to subparagraph 12(c)(i) hereof or otherwise, the sums the Employee would otherwise have received (whether under this Agreement, by law or otherwise) by reason of termination of employment if a Change in Control had not occurred.

          e. Notwithstanding anything in this Agreement to the contrary (except pursuant to subparagraph 12 (f ) hereof), the Employee shall have the right, prior to the receipt by him of any amounts due hereunder, to waive the receipt thereof or, subsequent to the receipt by him of any amounts due hereunder, to treat some or all of such amounts as a loan from the Corporation which the Employee shall repay to the Corporation, within ninety (90) days from the date of receipt, with interest at the rate provided in Section 7872 of the Code. Notice of any such waiver or treatment of amounts received as a loan shall be given by the Employee to the Corporation in writing and shall be binding upon the Corporation.

          f. It is intended that the ""present value" of the payments and benefits to the Employee, whether under this Agreement or otherwise, which are includable in the computation of "parachute payments" shall not, in the aggregate, exceed 2.99 times the Employee's "base amount". Accordingly, if the Employee received (or is guaranteed to receive in the future) payments or benefits from the Corporation which, when added to the Termination Compensation, would, in the opinion of the Accountant, subject any of the payments or benefits to the Employee to the excise tax imposed by Section 4999 of the Code, the Termination Compensation shall be reduced by the smallest amount necessary, in the opinion of the Accountant, to avoid such tax. In addition, the Corporation shall have no obligation to make any payment or provide any benefit to the Employee subsequent to payment of the Termination Compensation which, in the opinion of the Accountant, would subject any of the payments or benefits to the Employee to the excise tax imposed by Section 4999 of the Code. No, reduction in Termination Compensation or release of the Corporation from any payment or benefit obligation in reliance upon any aforesaid opinion of the Accountant shall be permitted unless the Corporation shall have provided a copy of any such opinion, specifically entitling the Employee to rely thereon, to the Employee no later than the date otherwise required for payment of the Termination Compensation or any such later payment or benefit.

          g. The Employee shall not be required to Litigate the payment of the Termination Compensation by seeking other employment. To the extent that the Employee shall receive compensation from any other employment, the payment of Termination Compensation shall not be adjusted.

     13. Duty to Defend. To the fullest extent permitted by Florida Law the Corporation agrees to defend, hold harmless and indemnify Employee for any liability resulting from any lawsuit or claim of any kind which has been or which may be brought against Employee by any third p as a result of Employee's carrying out his duties and responsibilities on behalf of the Corporation. This obligation shall survive the termination of Employee's employment (whether voluntary or involuntary, with or without cause).

     14. Termination. This Agreement may be terminated for "cause" by either Party. "Cause" for the Corporation shall be that Employee has not fully and faithfully performed the duties and responsibilities set forth in this Agreement after written notice thereof and a sixty (60) day cure period. "Cause" for the Employee shall be that the Corporation has breached any of its obligations under this Agreement after written notice thereof and a sixty (60) day cure period.

     15. Severance Payments. In the event that the Corporation terminates Employee, Employee shall for the period of the Covenant Not to Compete (one year), receive in equal monthly installments, his then current base salary. In addition, Corporation agrees to continue to provide and pay for Employee's current health insurance for the period of the Covenant Not to Compete. The salary continuation and payment of health insurance will be in addition to any other benefits to which Employee may be entitled under this Agreement. The acceptance of the severance payments by the Employee shall constitute the exclusive remedy of Employee with respect to any claim Employee may have against Corporation for termination of the employment of Employee. The Corporation will not be obligated for severance payments or provision of health insurance under this paragraph if Employee resigns from the employment of the Corporation; or is entitled to Termination Compensation; or Employee's employment is terminated in good faith by the Corporation because of Employee's act or acts of fraud, theft, or embezzlement, or any act which, if convicted would constitute a felony. Furthermore, the Corporation shall have the right to discontinue severance payments in the event that Employee obtains substantially equivalent employment.

     16. Notice. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the Employee at his address set forth on the first page of this Agreement and to the Corporation at its address set forth on the first page of this Agreement,
Attention: Chief Financial Officer (or to such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt) and shall be deemed conclusively to have been given: (i) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (ii) on the fifth business day following the day duly sent by certified or registered United States Mail, postage prepaid and return receipt requested; or (iii) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

     17. Interpretation, Headings. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     18. Successors and Assigns; Assignment; Intended Beneficiaries. Neither this Agreement, nor any of Employee-s rights, powers, duties or obligations hereunder/ may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Corporation and its successors. Successors of the Corporation shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Corporation, whether by merger, consolidation, purchase, lease, or otherwise, and such successor shall thereafter be deemed "'the Corporation" for the purpose hereof.

     19. No Waiver by Action, Cumulative Rights, Etc. Any waiver or consent from the Corporation respecting any or provision of this Agreement or any other aspect of the Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Corporation at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of the Employee's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Corporation's right at a later time to enforce any such term or provision.

     20. Counterparts; Florida Governing Law; Amendments; Severability . This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Employee's employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of Florida (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party to this Agreement. Should any section or provision of this Agreement be determined illegal or invalid, the validity of the remaining sections will not be affected.

     21. Entire Agreement. This Agreement sets forth the entire Agreement between the Parties, and supersedes all prior agreements, understandings, negotiations and correspondence between Corporation and Employee concerning employment. In the event of a conflict between this Employment Agreement and any other statement, oral or in writing, the Employment Agreement will prevail and will not be superseded or modified by any other statement, whether oral or in writing, unless it has been signed by both Employee and Corporation.

     22. Authorization. The Corporation Representatives who sign this Agreement represent that each has the authority to execute this Agreement and bind the Corporation.


     THEREFORE, because the Corporation and Employee intend to be legally bound, each has executed this Agreement on the dates indicated below.


AGREED:


__________________________________                           DATE:____________
        RON DAVIS, EMPLOYEE



AGREED:

PLASTIGONE TECHNOLOGIES, INC.
BOARD OF DIRECTORS


BY:    ______________________________                         DATE:___________
       Signature

       ------------------------------
       Type or Print Name

BY:    ______________________________                         DATE:___________
       Signature

       ------------------------------
       Type or Print Name




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     THEREFORE, because the Corporation and Employee intend to be legally bound, each has executed this Agreement on the dates indicated below.



AGREED:


__________________________________                          DATE:_____________
          RON DAVIS, EMPLOYEE



AGREED:

PLASTIGONE TECHNOLOGIES, INC.
BOARD OF DIRECTORS, COMPENSATION COMMITTEE


BY:  ______________________________                           DATE:___________
     Signature

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     Type or Print Name

BY:  ______________________________                           DATE:___________
     Signature

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     Type or Print Name


BY:  ______________________________                           DATE:___________
     Signature

     ------------------------------
     Type or Print Name